Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

AMGEN INC.

Amgen Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:

1. The Restated Certificate of Incorporation of the Company shall be amended by changing Article FIFTH so that, as amended, said Article shall be and read in its entirety as follows:

FIFTH: (a) The number of directors which shall constitute the whole Board of Directors of this corporation shall be fixed by resolution of the Board of Directors from time to time, subject to the provisions of this Article FIFTH.

(b) At each annual meeting of stockholders of this corporation commencing at the annual meeting of stockholders next following the 2007 annual meeting of stockholders, all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders, by such stockholders having the right to vote on such election. The term of each director serving as of and immediately following the date of the 2007 annual meeting of stockholders shall expire at the next annual meeting of stockholders after such date, notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting of stockholders. Each director shall serve until the director’s term expires in accordance with the foregoing provisions or until the director’s prior death, resignation, retirement, disqualification or removal from office; provided that each director shall serve notwithstanding the expiration of the director’s term until the director’s successor shall be duly elected and qualified.

(c) No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office (and not by stockholders), even though less than a quorum of the Board of Directors. The term of any director elected in accordance with the preceding sentence shall expire at the next annual meeting of the stockholders. Each such director shall serve until the director’s term expires in accordance with the foregoing provision or until the director’s prior death, resignation, retirement, disqualification or removal from office; provided that the director shall serve notwithstanding the expiration of the director’s term until the director’s successor shall be duly elected and qualified.

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Amgen Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on this 24th day of May, 2007.

AMGEN INC.

By:	/s/ David J. Scott
Name:	David J. Scott
Title:	Senior Vice President, General Counsel and Secretary